UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: March 20, 2012

(Date of earliest event reported)

PENSECO FINANCIAL SERVICES CORPORATION

(Exact name of registrant as specified in its charter)

000-23777

(Commission File Number)

PA	23-2939222
(State or other jurisdiction of incorporation)	(IRS Employer of Identification No.)

150 North Washington Avenue, Scranton, Pennsylvania	18503-1848
(Address of principal executive offices)	(Zip Code)

(570) 346 - 7741

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with his promotion to Chief Credit Officer and Head of the Credit Division of registrant’s subsidiary, Penn Security Bank and Trust Company (the “Bank”), Greg D. Misterman ceased to be the Chief Lending Officer and Head of the Corporate Lending Division of the Bank effective March 20, 2012.

Item 8.01	Other Events.

As previously reported, Richard E. Grimm, Executive Vice President and Treasurer of Penseco Financial Services Corporation (the “Company”), and the Head of the Credit Division of the Bank has informed the Company and the Bank that he will retire effective at the close of business on Friday, June 1, 2012.

On March 20, 2012, Greg D. Misterman was appointed Chief Credit Officer and Head of the Credit Division of the Bank and Patrick M. Scanlon was appointed to the position of Treasurer of the Company and the Bank. Mr. Misterman, age 53, has been and remains an Executive Vice President of the Bank. From January 2007 until the time of his promotion, Mr. Misterman served as Executive Vice President, Chief Lending Officer, and Corporate Lending Division Head. Mr. Scanlon, age 54, has held the positions of Senior Vice President, Finance Division Head and Controller since February 2007, and will continue in those positions, in which he functions as the Company’s principle financial officer and principle accounting officer.

On March 20, 2012, Thomas P. Tulaney was appointed Executive Vice President and Chief Lending Officer and the Head of the Corporate Lending Division of the Bank. Mr. Tulaney, age 52, joined the Bank in April 2011 as Executive Vice President and Deputy Chief Lending Officer. Before that, Mr. Tulaney was a Senior Executive Vice President and the Corporate Sales Division Manager of First National Community Bank, a position he held since 2008, when he was promoted from Executive Vice President. He was an employee of First National Community Bank from 1994 to 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ Craig W. Best
Name:	Craig W. Best
Title:	President and CEO

Date: March 26, 2012